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                                                                   EXHIBIT 12.01



                    STATEMENT REGARDING COMPUTATION OF RATIOS

                                                                        YEAR ENDED MARCH 31,
                                                            ----------------------------------------------
                                                                2004             2003             2002
                                                            ------------     ------------     ------------
Fixed charges:
   Interest expense, including amortization
     of debt expense                                        $ 21,164,000     $ 21,166,000     $  9,169,000
   Assumed interest element in rent                            4,050,000        3,750,000        3,750,000

   Total fixed charges                                        25,214,000       24,916,000       12,919,000
Earnings:
   Income before income taxes                                542,222,000      363,631,000       45,498,000
   Fixed charges per above                                    25,214,000       24,916,000       12,919,000
   Total earnings                                           $567,436,000     $388,547,000       58,417,000
Ratio of earnings to fixed charges                                22.50x           15.59x            4.52x
Deficiency of earnings available to cover fixed charges             --               --               --